Exhibit 99.1

Federal Trust Corporation Announces Fourth Quarter Dividend

          SANFORD, Fla., Nov. 22 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman and Chief Executive Officer of Federal Trust Corporation (Amex: FDT), announced today that the Board of Directors approved the quarterly cash dividend of $.04 per share on the Company’s common stock. The cash dividend will be paid to shareholders of record on December 8, 2006, and will be distributed on December 22, 2006.

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $723 million federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, which originates fixed and adjustable rate mortgage loans for sale in the secondary market. Federal Trust Bank operates from nine full-service offices in Seminole, Orange, Volusia and Lake Counties, Florida. The Company’s Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, in Seminole County, Florida.

          Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.”  At November 21, 2006, the closing price was $10.12 per share.

          For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov.  Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com.

SOURCE  Federal Trust Corporation
          -0-                                                  11/22/2006
          /CONTACT:  Marcia Zdanys, Corporate Secretary - Investor Relations of Federal Trust Corporation, +1-407-323-1833/
          /First Call Analyst: /
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          (FDT)